Exhibit 23.1

KPMG LLP Suite 4000 150 John F. Kennedy Parkway Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 12, 2026, with respect to the consolidated financial statements of PBF Energy Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Short Hills, New Jersey

April 29, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.